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                                                                   EXHIBIT 21.1


                          SUBSIDIARIES OF THE COMPANY

National-Oilwell, L.P.
NOW International, Inc.
   National-Oilwell Canada Ltd.
   National Oilwell (U.K.) Limited
   National-Oilwell de Venezuela
   National-Oilwell Pte. Ltd.
   National-Oilwell Pty Ltd.
Dreco Energy Services, Ltd.
   Dreco Inc.
   Vector Oil Tool Ltd.